Exhibit 10.1

July 25, 2007

The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
Attention: James H. Plonka

Re:	Amendment of Certain Terms of the Joint Development Arrangement between Millennium Cell Inc. and The Dow Chemical Company.

Ladies and Gentlemen:

Reference is made to the following agreements: (i) the Joint Development Agreement, dated as of April 25, 2005, as amended May 30, 2006, by Millennium Cell Inc. (the “Company”), and The Dow Chemical Company (“TDCC”) (the “JDA”), (ii) the Registration Rights Agreement, dated as of April 25, 2005, by the Company and TDCC (the “RRA”), (iii) the Investor Rights Agreement, dated as of April 25, 2005, by the Company and TDCC (the “IRA”), (iv) the Stock Purchase Agreement, dated as of February 27, 2005, as amended April 25, 2005 and May 30, 2006, by the Company and TDCC (the “SPA”), and (v) the Letter Agreement, by the Company and TDCC, dated as of January 26, 2007 (the “Letter Agreement”). Reference is also made to that certain Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of the Company, as filed with the Office of the Secretary of State of the State of Delaware on April 25, 2005 and as amended by the Certificate of Amendment filed with the Office of the Secretary of State of the State of Delaware on June 30, 2005 (the “Series B Certificate”). Reference is also made to that certain Certificate of Designations of Preferences, Limitations, and Relative Rights of Series A2 Convertible Preferred Stock of the Company, as filed with the Office of the Secretary of State of the State of Delaware on June 30, 2005 (the “Series A2 Certificate”).

The purpose of this letter is to (i) amend the JDA, the SPA, the RRA, and the Letter Agreement, (ii) terminate the IRA, (iii) effect a waiver of certain of TDCC’s rights under the Series A2 Certificate and the Series B Certificate, (iv) effect a waiver of certain of the Company’s rights under the SPA and the JDA and (v) confirm that Milestone 2 has been achieved.

Achievement of Milestone 2

1)
The Company and TDCC hereby agree that Milestone 2 (as defined in the JDA) was achieved on June 30, 2007 and that the parties have satisfied all of their obligations under Section 9.5(a) of the JDA and Sections 4.10(a) and (c) of the SPA necessary for Milestone 2 to be conclusively deemed to have been achieved as of such date.

Joint Development Agreement

2)	Pursuant to Section 13.7 of the JDA, TDCC and the Company hereby consent to amend the JDA, and the JDA is hereby amended, as follows:

a)	The seventh “WHEREAS” clause is hereby amended by (i) deleting “, 3 and 4” and substituting “and 3” therefor and (ii) inserting “or Common Stock” after “Series A Preferred Stock”.

b)	The eighth “WHEREAS” clause is hereby amended by deleting “, 2, 3 and 4” and substituting “and 2” therefor.

c)	The last two (2) sentences of Section 2.1 are hereby amended and restated in their entirety as follows:

“By performing these obligations, MCEL will seek to cause the occurrence of the Military Objectives and the Consumer Objectives (if any) contained in the three (3) milestones described in this Article 2 (each, a “Milestone” and, collectively, the “Milestones”) and, as a result of the occurrence of all the Military Objectives or the Consumer Objectives in any such Milestone, will achieve such Milestone as set forth in the Milestone Table. Upon the achievement of Milestone 1 and Milestone 2, Dow will be entitled to receive Series A Preferred Stock and to purchase Series B Preferred Stock and receive Warrants, subject to the terms and conditions of this Agreement and the other Transaction Agreements. Upon the achievement of Milestone 3, Dow will be entitled to receive Common Stock, subject to the terms and conditions of this Agreement and the other Transaction Agreements; provided, however, that the Company may, at its option, satisfy its obligations with respect to Milestone 3 by paying Dow in cash.”

d)	The descriptive caption and the first sentence of Section 2.2 are hereby amended and restated in their entirety as follows:

“Milestones 1, 2 and 3. Each of the three (3) Milestones (“Milestone 1,” “Milestone 2” and “Milestone 3,” respectively) shall be achieved upon any of: (i) the achievement of all of the Military Objectives corresponding to such Milestone in the Milestone Table set forth on Exhibit B of this Agreement (the “Milestone Table”), (ii) the achievement of all of the Consumer Objectives corresponding to such Milestone in the Milestone Table, or (iii) the occurrence of a Sale or Merger.”

e)	Clause (iii) in the second sentence of Section 2.2 is hereby deleted in its entirety.

f)	Section 4.2(a) is hereby modified by deleting the words “Milestone 4” and substituting the words “Milestone 3” therefor.

g)	Section 4.2(d) and Section 4.2(e) are hereby deleted in their entirety.

h)	Section 4.2(f) is hereby modified by deleting the words “Milestone 4” and substituting the words “Milestone 3” therefor.

i)	Section 4.2(i) is hereby amended and restated in its entirety as follows:

“(i) MCEL Consumer Tasks - Milestone 3. From the date of achievement of Milestone 2 until the achievement of the Consumer Objectives contained in Milestone 3, MCEL shall (i) design, build and test a prototype solid state Hydrogen on Demand® generator (Solid State HOD™) appropriate for consumer electronics applications; and (ii) if applicable, identify and exercise reasonable best efforts to engage in discussions with potential licensees and consumer electronics device manufacturers.”

j)	Section 4.2(j) is hereby deleted in its entirety.

k)	Section 5.1(a)(iii) is hereby amended and restated in its entirety as follows:

“(iii) from the date of achievement of Milestone 2 until March 31, 2008, Dow shall, at the request of MCEL, make available at a maximum one (1) FTE to use commercially reasonable efforts to (i) perform each of the incomplete Dow Consumer Tasks set forth in Section 5.2(f) and (i), respectively, and (ii) provide commercial and technical services from Dow’s current resources related to the characterization of chemicals, chemical processes, plastics, and plastic parts with respect to the then-applicable commercially reasonable efforts of Dow under Section 5.2; provided, however, that in no event will Dow be obligated to make available any FTEs after Dow has provided MCEL with a total of [***] person hours from the date of the achievement of Milestone 2.”

l)	Section 5.2(d) and Section 5.2(e) are hereby deleted in their entirety.

m)	Section 5.2(i) is hereby amended and restated in its entirety as follows:

“(i) Dow Consumer Tasks - Milestone 3. To the extent required by Section 5.1 above, from the date of achievement of Milestone 2 until the achievement of the Consumer Objectives contained in Milestone 3, Dow Consumer Tasks shall include (i) assisting MCEL to develop the Consumer Prototype; and (ii) assisting MCEL in its identification and discussions with potential licensees.”

n)	Section 5.2(j) is hereby deleted in its entirety.

o)	Section 6.1(f) is hereby amended and restated in its entirety as follows:

“(f) Upon Achievement of Milestone 3. Upon the achievement of Milestone 3, at the Fourth Closing (as defined in the Stock Purchase Agreement) MCEL shall issue to Dow, and Dow shall accept (subject to the terms of the Stock Purchase Agreement) such number of shares of Common Stock that equal the greater of: (i) a 1% Ownership Interest, or (ii) the number of shares of Common Stock that could be purchased for $250,000, based upon a per-share purchase price equal to the VWAP for the thirty (30)-trading day period immediately preceding the issuance thereof; provided, however, that the Company may, at its option, satisfy its obligations under this Section 6.1(f) by paying to Dow an amount in cash equal to the value of such shares of Common Stock otherwise issuable pursuant to this Section 6.1(f), with such value to be determined based on the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the date such shares would otherwise be issued.”

p)	Section 6.1(g) is hereby deleted in its entirety.

q)	Section 6.2(a) is hereby modified by deleting “or any Milestone” and substituting “Milestone 1 or Milestone 2” therefor.

r)	Section 6.2(b) is hereby modified by inserting “or Common Stock” after “any Series A Preferred Stock”.

s)	Section 6.2(c) is hereby amended and restated in its entirety as follows:

“Excess Shares. Subject to the terms of the Stock Purchase Agreement, if, at any time during the term of this Agreement, an issuance of Series A Preferred Stock or Series B Preferred Stock (or shares of Common Stock issuable upon conversion thereof or upon the exercise of Warrants) or Common Stock would result in Dow holding greater than a 19.9% Ownership Interest in respect of Series A Preferred, Series B Preferred, Warrants and Common Stock acquired pursuant to the terms of the Stock Purchase Agreement, then the amount of Series A Preferred Stock, Series B Preferred Stock or Common Stock, as applicable, in excess of Dow’s 19.9% Ownership Interest (the “Excess Shares”) shall be held in reserve by MCEL. Dow shall have the right, at any time and from time to time, when Dow’s Ownership Interest is less than 19.9%, to receive or purchase such Excess Shares, in whole or in part, upon the same terms and conditions that Dow would have received or purchased such Excess Shares at the time of the initial offering of such Excess Shares.”

t)	Section 9.2 is hereby deleted in its entirety.

u)	Section 9.5(a) is hereby modified by deleting the words “, Milestone 3 or Milestone 4” and substituting “or Milestone 3” therefor.

v)
Section 11.4(ii) is hereby modified by (i) deleting the words “any Subsequent Closing (as defined in the Stock Purchase Agreement)” and substituting the words “the Second Closing or the Third Closing (each, as defined in the Stock Purchase Agreement)” therefor and (ii) deleting the words “such Subsequent Closing” and substituting the words “the Second Closing or the Third Closing, as applicable” therefor.

w)	Section 11.5(b) is hereby modified by inserting the words “or Common Stock” after “Series A Preferred Stock”.

x)
Section 13.6 is hereby modified by deleting the words “King & Spalding LLP, 1700 Pennsylvania Ave, N.W., Washington, D.C. 20006, Attention: David Gibbons, Facsimile: 202.626.3737” and inserting the words “Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, Attention: David Engvall, Facsimile: 202.662.6000” therefor.

y)	Section 13.7 is hereby modified by deleting the word “Shares” and substituting the words “Preferred Shares” therefor.

z)	The defined term “Application” in Exhibit A is hereby amended and restated in its entirety as follows:

“Application” means (A) production of hydrogen gas by storing and chemically converting boron-hydride, alkali metal hydride, alkaline earth metal hydride, or aluminohydride fuel formulations into hydrogen by (1) controlling the contact of an alkaline aqueous boron hydride solution with a contained solid catalyst comprised of a transition metal adhered to a substrate which promotes the chemical reaction between the boron hydride and water to release hydrogen gas; and/or (2) [***]; and/or (3) [***]; and (B) interconnections and related control strategies for the integration of a fuel cell and hydrogen generator systems for delivery of hydrogen gas produced by one of these means for conversion to power by a fuel cell.”

aa)	The defined term “Dow Consumer Task” in Exhibit A is hereby modified by deleting the words “and 5.2(j)” and inserting the word “and” between “5.2(h)” and “5.2(i).”

bb)	The defined term “Dow Military Task” in Exhibit A is hereby modified by deleting the words “, 5.2(d) and 5.2(e)” and inserting the word “and” between “5.2(b)” and “5.2(c).”

cc)	The defined term “MCEL Consumer Task” in Exhibit A is hereby modified by deleting the words “and 4.2(j)” and inserting the word “and” between “4.2(h)” and “4.2(i).”

dd)	The defined term “MCEL Military Task” in Exhibit A is hereby modified by deleting the words “, 4.2(d) and 4.2(e)” and inserting the word “and” between “4.2(b)” and “4.2(c).”

ee)	The following defined term shall be added to Exhibit A:

“Sale or Merger” means any of the following:

(A) the merger, reorganization or consolidation of MCEL or such subsidiary or subsidiaries of MCEL the assets of which constitute all or substantially all the assets of the business of MCEL and its subsidiaries taken as a whole into or with another corporation, partnership, joint venture, limited liability company, or other entity, in which MCEL’s stockholders holding the right to vote generally in the election of directors, general partners, managing members or individuals holding similar positions (“MCEL’s Voting Power”) immediately preceding such merger, reorganization or consolidation (solely by virtue of their shares or other securities of MCEL or such subsidiaries) shall own less than fifty percent (50%) of the securities of the surviving corporation, partnership, joint venture, limited liability company, or other entity entitled to vote generally in the election of directors, general partners, managing members or individuals holding similar positions;

(B) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all the assets of MCEL, whether pursuant to a single transaction or a series of related transactions or plan (which assets shall include for these purposes the assets of MCEL’s subsidiaries); or

(C) the sale or transfer, whether in a single transaction or a series of related transactions, of securities of MCEL such that MCEL’s stockholders holding MCEL’s Voting Power immediately prior to such sale or transfer or series of transfers cease to hold a majority of MCEL’s Voting Power after such sale or transfer or series of transfers.”

ff)	The Milestone Table in Exhibit B is hereby modified by deleting the last two rows and adding a new last row beginning with “3” and containing the following text in its second column:

“Milestone 3 will be achieved upon the occurrence of the Consumer Objective set forth in either subsection (a) or (b) below:

(a)
Development of a solid state hydrogen generation system (Solid State HOD™) prototype to demonstrate hydrogen storage capability which is adequate to address significant consumer electronics markets; or

(b)	Secure a relationship with a consumer electronics OEM that has over $500 million in revenues with capability to commercialize Solid State HOD™ products.”

3)
The Company hereby irrevocably waives its right to terminate the JDA pursuant to Section 11.4(ii) of the JDA as a result of TDCC’s failure to make a Minimum Series B Investment (as defined in the JDA) in connection with the achievement of Milestone 2 (as defined in the JDA).

Stock Purchase Agreement

4)	Pursuant to Section 9.9 of the SPA, TDCC and the Company hereby consent to amend the SPA, and the SPA is hereby amended, as follows:

a)	The fourth “WHEREAS” clause is hereby amended by (i) deleting “, 3 and 4” and substituting “and 3” therefor and (ii) inserting “or Common Stock” after “Series A Preferred”.

b)
Section 1.3(c) is hereby amended by adding the words “provided, further, that the number of shares of Series A2-2 Preferred issued at the Third Closing shall be reduced to the extent necessary so that such issuance does not result in result in the Purchaser beneficially owning (as determined in accordance with Rule 13d-3 under the Exchange Act) in excess of 9.9% of the outstanding Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act)”.

c)	Section 1.4(a) is amended and restated in its entirety as follows:

the Company shall issue to the Purchaser, and the Purchaser may choose to accept (at its sole discretion, subject to Section 1.8 and Section 1.9), a number of shares of Common Stock equal to the greater of: (i) a 1% Ownership Interest, or (ii) the number of shares of Common Stock that could be purchased for $250,000, based upon a per-share purchase price equal to the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the issuance thereof, but not in any event to exceed a maximum 2% Ownership Interest; provided, however, that the Company may, at its option, satisfy its obligations under this Section 1.4(a) by paying to the Purchaser an amount in cash equal to the value of such shares of Common Stock otherwise issuable pursuant to this Section 1.4(a), with such value to be determined based on the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the date such shares would otherwise be issued; provided further that if the Company proposes to satisfy its obligations under this Section 1.4(a) by issuing shares of Common Stock to TDCC, if and to the extent that such issuance would result in the Purchaser beneficially owning (as determined in accordance with Rule 13d-3 under the Exchange Act) in excess of 9.9% of the outstanding Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act), the Company shall issue only such number of shares of Common Stock as does not cause Purchaser to beneficially own in excess of 9.9% of the outstanding Common Stock, and shall pay Purchaser an amount in cash equal to the value of the number of shares of Common Stock the issuance of which would cause Purchaser to beneficially own in excess of 9.9% of the outstanding Common Stock, with such value to be determined based on the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the applicable issuance of Common Stock.”

d)	Section 1.4(b), Section 1.4(c), and Section 1.5 are hereby deleted in their entirety.

e)
Section 1.6 is hereby modified by (i) deleting the words “and the Fifth Closing”, (ii) inserting the word “and” immediately after the words “the Third Closing”, (iii) deleting the words “and the Fifth Closing Date”, (iv) inserting the word “and” immediately after the words “the Third Closing Date” and (v) deleting the words “King & Spalding LLP, 1700 Pennsylvania Avenue, N.W., Washington, DC 20006” and substituting “Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004” therefor.

f)	Section 1.7 is hereby modified by deleting the words “the Fourth Closing or the Fifth Closing” and by inserting the word “or” immediately after the words “the Second Closing”.

g)	Section 1.8 is hereby modified by inserting “or Common Stock” after “any Series A Preferred”.

h)	Section 1.9 is hereby amended and restated in its entirety as follows:

“Excess Shares. If, at any time during the term of this Agreement, an issuance of Preferred Shares (or shares of Common Stock issuable upon conversion thereof or upon the exercise of Warrants) or shares of Common Stock in accordance with this Section 1 would result in the Purchaser owning greater than a 19.9% Ownership Interest in respect of Series A Preferred, Series B Preferred, Warrants and Common Stock acquired pursuant to the terms of this Agreement, then the amount of Preferred Shares or shares of Common Stock, as applicable, in excess of the Purchaser’s 19.9% Ownership Interest (the “Excess Shares”) shall be held in reserve by the Company. The Purchaser shall have the right, at any time and from time to time, when the Purchaser’s Ownership Interest is less than 19.9%, to receive or purchase such Excess Shares, in whole or in part, upon the same terms and conditions that the Purchaser would have received or purchased such Excess Shares at the time of the initial offering of such Excess Shares; provided, however, that in no event shall the Purchaser be entitled to receive or purchase Excess Shares pursuant to this Section 1.9 in an amount that, by virtue of such receipt or purchase, would result in the Purchaser owning greater than a 19.9% Ownership Interest in respect of Series A Preferred, Series B Preferred, Warrants, and Common Stock acquired pursuant to the terms of this Agreement.”

i)	The following defined term is hereby added to Section 1.10:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

j)	The defined term “Milestone Target Payment Date” in Section 1.10 is hereby modified by deleting the last row of the table contained therein.

k)	Section 4.1 is hereby modified by deleting the word “or” and inserting “, or Common Stock,” after “Warrants”.

l)	Section 4.2 is hereby deleted in its entirety.

m)	Section 4.6(a) is hereby deleted in its entirety.

n)	Section 4.10(a) is hereby modified by deleting the words “, Milestone 3 and Milestone 4” and substituting the words “and Milestone 3” therefor.

o)	Section 7.2(a) is hereby modified by deleting the words “Fifth Closing” and substituting the words “Fourth Closing” therefor.

p)	Section 7.2(f) is hereby modified by deleting the words “Fifth Closing” and substituting the words “Fourth Closing” therefor.

q)	Section 7.2(g) is hereby modified by deleting the words “Fifth Closing” and substituting the words “Fourth Closing” therefor.

r)	Section 7.2(h) is hereby modified by deleting the words “any Subsequent Closing” and substituting “the Second Closing or the Third Closing” therefor.

s)
Section 7.3(b) is hereby modified by (i) inserting the words “or Common Stock” after “Series A Preferred” in clause (i)(b) and (ii) inserting the words “or Common Stock” after “Preferred Shares” in clause (ii).

t)
Section 9.6 is hereby modified by deleting the words “King & Spalding LLP, 1700 Pennsylvania Ave, N.W., Washington, D.C. 20006, Attention: David Gibbons, Facsimile: 202.626.3737” and inserting the words “Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, Attention: David Engvall, Facsimile: 202.662.6000” therefor.

u)	Section 9.9 is hereby modified by deleting the word “Shares” and substituting the words “Preferred Shares” therefor.

5)
The Company hereby irrevocably waives its right to terminate the SPA pursuant to Section 7.2(h) of the SPA as a result of TDCC’s failure to make a Minimum Series B Investment (as defined in the SPA) in connection with the achievement of Milestone 2.

Investor Rights Agreement

6)	TDCC and the Company agree that the IRA is hereby terminated pursuant to Section 5.7 thereof, effective as of the date hereof.

Registration Rights Agreement

7)	Pursuant to Section 5.5 of the RRA, TDCC and the Company hereby consent to amend the RRA, and the RRA is hereby amended, as follows:

a)
The defined term “Registrable Securities” in Section 1 is hereby modified by deleting the word “or” immediately preceding subsection (ii) and inserting the following after the words “clause (i) above”:

“or (iii) the Fourth Closing (as such term is defined in the Purchase Agreement),”

b)	The defined term “Special Counsel” in Section 1 is hereby modified by deleting the words “King & Spalding LLP” and substituting the words “Covington & Burling LLP” therefor.

c)
Section 5.4 is hereby modified by deleting the words “King & Spalding LLP, 1700 Pennsylvania Ave, N.W., Washington, D.C. 20006, Attention: David Gibbons, Facsimile: 202.626.3737” and inserting the words “Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, Attention: David Engvall, Facsimile: 202.662.6000” therefor.

Letter Agreement

8)	TDCC and the Company hereby consent to amend the Letter Agreement, and the Letter Agreement is hereby amended, as follows:

a)	Section 1 is hereby amended and restated in its entirety as follows:

“1.  Notwithstanding anything contained in the Series B Certificate, The Dow Chemical Company (“TDCC”), hereby irrevocably waives any right to any adjustment to the Applicable Conversion Price pursuant to the provisions contained in Section d(7) thereof as a result of any event that occurs on or after July 25, 2007, provided, however, that, notwithstanding the foregoing, TDCC and the Company hereby agree that, as of July 25, 2007 and at all times thereafter, in the event the Company issues any Additional Shares of Common Stock (as defined in the Series B Certificate) following July 25, 2007, at a per share consideration less than the Series B-1 Conversion Price (as defined in the Series B Certificate) then in effect, then the Series B-1 Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Series B-1 Conversion Price by a fraction:

(A) the numerator of which shall be the number of shares of Common Stock (as defined in the Series B Certificate) outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all Common Stock Equivalents (as defined in the Series B Certificate) outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock in such issuance would purchase at the Series B-1 Conversion Price in effect immediately prior to such issuance; and

(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all Common Stock Equivalents outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued.”

Waiver of Series A2 Anti-dilution protection

9)
Notwithstanding anything contained in the Series A2 Certificate, TDCC hereby irrevocably waives any right to any adjustment to the Series A2-2 Conversion Price (as defined in the Series A2 Certificate) pursuant to the provisions contained in Section d(7)(iii) thereof as a result of any event that occurs on or after July 25], 2007, provided, however, that TDCC and the Company hereby agree that as of July 25, 2007 and at all times thereafter, in the event the Company issues any Additional Shares of Common Stock (as defined in the Series A2 Certificate) following July 25, 2007, at a per share consideration less than the Series A2-2 Conversion Price (as defined in the Series A2 Certificate) then in effect, then the Series A2-2 Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Series A2-2 Conversion Price by a fraction:

(A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all Common Stock Equivalents (as defined in the Series A2 Certificate) outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock in such issuance would purchase at the Series A2-2 Conversion Price in effect immediately prior to such issuance; and

(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock issuable upon conversion of all Common Stock Equivalents outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued.

10)
TDCC hereby agrees that it will not sell, transfer or otherwise dispose of any shares of Series A2-2 Preferred Stock unless the transferee expressly assumes this agreement in connection with such sale, transfer or disposition.

Except as specifically amended by this letter agreement, each of the JDA, SPA, RRA and Letter Agreement shall continue in full force and effect in accordance with their respective terms.

The execution and delivery by the Company of this letter agreement and compliance by the Company with the provisions hereof do not and will not (a) conflict with or result in a breach of the certificate of incorporation, bylaws of the Company, (b) violate any agreement to which the Company is a party, or (c) require the consent or approval of any third party.

This letter agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. This letter agreement may also be executed via facsimile, which shall be deemed to be an original.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

The parties agree that the remedy at law for any breach of this letter agreement may be inadequate, and that, as among TDCC and the Company, any party by whom this letter agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this agreement as among TDCC and the Company, or prevent any violation hereof, and, to the extent permitted by applicable law, as among TDCC and the Company, each party waives any objection to the imposition of such relief.

[Signature page follows]

Please sign in the space provided below and return a copy to the undersigned to confirm your agreement to the foregoing.

Very truly yours MILLENNIUM CELL INC.

By:	/s/ John D. Giolli
Name: John D. Giolli, CPA
Title: Chief Financial Officer

Agreed to and acknowledged: THE DOW CHEMICAL COMPANY

By: /s/ James H. Plonka
Name: James H. Plonka
Title: Authorized Representative